Exhibit 99.1

Jarden Corporation

2009 Q1 Conference Call

Tuesday April 21, 2009

Good morning/afternoon ladies and gentlemen. With me on the call today is Ian Ashken, Vice Chairman and Chief Financial Officer, and Jim Lillie, our President and Chief Operating Officer.

Our prepared remarks today will be shorter than our regular quarterly conference calls, given the detailed overview that we provided investors during our Analyst and Investor Day presentation at the NYSE last month. During this presentation, we detailed for investors the strategy we were adopting to “win” in the current volatile recessionary environment, showcased a number of our new products, as well as provided investors the opportunity to hear directly from the leaders at each of our business segments. After reviewing our strong first quarter results, I will hand over the call to Ian and Jim before wrapping up the call with an overview of some of the key drivers we believe will allow our businesses to continue to perform in the remainder of 2009.

Our healthy first quarter results continue to support our view that Jarden’s diversified portfolio of niche market leading brands is better positioned to weather the current downturn than many of our competitors. We also believe that our successes in this challenging economic environment can, with continued focus and execution, be swiftly channeled once the macro-economic trends become more positive to produce sustainable long-term organic growth.

Across the entire Jarden platform our results in Q1 were encouraging. In our Consumer Solutions segment, we grew revenue organically by over 5%, while maintaining segment operating margins at the same level as the previous year. Although we experienced a sales decline of 6% in our Branded Consumables segment, we expanded segment operating margins by over 100 basis points to actually improve absolute profitability on the lower sales base. Our Outdoor Solutions segment whose annual sales are approximately 40% international, was impacted the most by the strengthening of the US dollar since last year. JOS accounted for $35 million of the $54 million of negative foreign exchange fluctuations in first quarter sales. Excluding this foreign exchange movement, JOS sales fell by about 5% during the quarter, with operating segment margins staying approximately flat to Q1 2008.

In addition to the first quarter being our smallest quarter, our business in Q1 also faced the anticipated pricing pressure from retailers, without much of the benefit we expect to see in the second half of the year from lower commodity costs. We were extremely satisfied that our focus on working capital management in Q1 resulted in inventory levels more than $100 million lower than at March 31, 2008 and more than $50 million lower than at the year end. This focus on reducing working capital helped us report Jarden’s first positive cash flow from operations in any Q1 over the last five years. Better than expected sales, solid margins, net income and EPS growth, strong cash flow and excellent working capital management produced a strong overall quarter in a very tough macro-economic environment. I would now like to pass the call over to Ian to go through our financial results and then Jim will provide an operational update. As we recently discussed our operational performance and strategy in detail during our March 2009 Analyst and Investor Day, Jim will keep his remarks short today.

I would now like to hand over to Ian to review the numbers.

Thank you Martin.

Net sales for the first quarter of 2009 were $1.14 billion compared to $1.217 billion for the same quarter last year. The decline of $77 million was primarily due to $54 million of unfavorable foreign exchange fluctuations and $21 million of lower sales at Process Solutions, primarily due to the pass through pricing impact of the lower cost of zinc and resin. After taking into account these two items, revenues were essentially flat on a year over year basis, with market share gains being offset by continuing retail weakness as a result of the current macro economy. As Martin mentioned earlier, our JCS business had a strong start to the year, showing organic growth of approximately 5% driven by a number of our domestic business units as well as strong Latin American revenue, while Branded Consumables and Outdoor Solutions were off approximately 5% from last year excluding the FX fluctuations.

As in previous quarters there are two adjustments between the GAAP and Adjusted results. The first is integration and restructuring expenses in the company’s outdoor solutions segment which totaled $9.4 million in the quarter. These charges primarily relate to the ongoing K2 integration; we continue to anticipate that by 2010 there will be no further integration and restructuring costs. The second category of adjustments is the amortization of acquired intangibles. These non-cash charges of $3.9 million and $4.0 million for 2009 and 2008, respectively, represent the amortization through the P&L for intangibles such as customer relationships directly resulting from acquisitions.

As outlined previously, we will not be adjusting for any reorganization expenses in our other three business segments as these expenses relate to ongoing cost reduction projects rather than acquisition related integration costs. In the first quarter of 2009, our Consumer Solutions segment recorded in its operations a $2.8 million restructuring charge in accordance with FAS 146 relating to a reduction in workforce during the quarter. Our adjusted EBITDA for the quarter includes this expense.

Gross Margin declined to 25.7% in Q1 2009 versus 26.9% in Q1 2008. The decline is primarily due to the sell through of higher costs inventory which was built in 2008 during the unprecedented rise in commodity prices. Our focus during the quarter was on bringing our inventory in line with our working capital goals for the year and this also impacted gross margins during the quarter. As I have mentioned before, historically the impact of cost changes lag by six to nine months, as a result we do not expect to see a significant benefit to overall gross margins until the second half of 2009.

Adjusted SG&A as a percentage of revenues improved by 130 basis points in 2009, to 19.7% from 21% in 2008. This improvement was primarily due to the proactive actions taken in Q4 to reduce our SG&A spend in the current macro economic environment. All four of our business segments showed year over year SG&A improvement in absolute and percentage terms. Even with our focus on controlling SG&A spend we have continued to invest strategically in both the development of new products, brand support as well as improvement of manufacturing and distribution processes where project prospects and ROI met all of our internal criteria.

Adjusted EBITDA or segment earnings margins improved for the first quarter of 2009 at approximately 8%, compared to 7.8% in 2008. The decline in absolute EBITDA from $97 million to $91 million was primarily due to the lower sales and lower overall gross margin offset by the cost control measures within SG&A. Within the SG&A line we actually had higher FAS 123 charges of $9.2 million versus 6.0 million in 2008 as a result of restricted stock awards vesting more quickly than budgeted during Q1 of 2009; we still expect the overall FAS 123R charge for 2009 to be in the $20-25 million range.

Depreciation for the quarter was $26.5 million compared to $25.1 million in the same quarter last year. Capital expenditures for the quarter were $21 million compared to $22 million in the same quarter last year. Amortization was approximately $4 million in each quarter.

Net interest expense for the quarter was approximately $36 million representing an average effective interest rate of approximately 5.3% for the quarter. Interest expense declined by $10 million for the quarter compared to the same period in 2008 due to lower LIBOR rates on a year over year basis, the maturation of certain of our floating to fixed interest rate swaps and better than anticipated budgeted cash flow helping reduce our outstanding net indebtedness.

Our effective tax rate of 36% for the first quarter of 2009 continues at the same level as 2008. As previously discussed we estimate that for the foreseeable future we will pay approximately 50% of our effective book tax in cash as a result of the significant domestic NOLs that exist within the group.

Reported diluted EPS for the quarter was 12 cents, compared to 6 cents in Q1 2008. Adjusted diluted EPS for the quarter was 24 cents, compared to 22 cents in Q1 2008.

As Martin mentioned we recorded positive cash flow from operations for the first time in any first quarter in at least five years. Cash flow from operations for Q1 was a source of cash of $1.4 million, compared to $32 million use of cash in the same quarter of 2008. This improved cash performance came on the back of Jarden’s strong cash flow performance in Q4 2008, when we produced approximately $195 million of positive cash flow from operations. The main driver of the Q1 improvement was a tribute to our proactive inventory management programs, partially offset by decreased cash flow from other working capital, primarily accounts receivable and accounts payable, due to lower sales and purchase volumes.

At March 31, 2009, our net indebtedness was approximately $2.5 billion. For bank covenant purposes our debt to EBITDA ratio at the end of Q1 2009 was approximately 3.6x. At March 31, 2009 there were no borrowings under the Company’s revolving line of credit.

At March 31, 2009 and 2008 our DSOs were the same at 69 days. Additionally, our accounts payable days increased to 43 days in Q1 2009 versus 41 days in the prior year, as we continue to expand terms and leverage our financial strength with our suppliers. Inventory decreased nearly $59 million from year end and approximately $113 million on a year over year comparison due to inventory reductions across all our businesses as we manage inventory to levels we feel are appropriate to the current economic environment.

I would now like to hand over to Jim.

Thank you, Ian.

As most of you know we held a comprehensive meeting with Analysts and Investors last month and spent a significant amount of time going through each of the primary business segments and their short-term goals as well as long-term strategies. As a result I am going to limit my comments today to items that relate specifically to Q1.

As Martin stated we are all pleased with the performance of the businesses in Q1. We believe that our focus on planning and the preemptive steps we took regarding expenses coupled with a very intense focus on working capital improvement, served us well during the quarter. By addressing costs in advance of the quarter we were well positioned to spend our time in the quarter executing against our plan and building momentum for the future.

On a macro basis we saw a stabilization of commodity prices during the quarter for both sourced products and products we manufacture ourselves. At the same time we communicated with retailers to maintain pricing on products that were built at relatively higher commodity levels in late 2008. Those of you more familiar with Jarden know that “pricing” is an everyday conversation with our retailers and one that we approach with market driven information to support our position, as we seek new product placement as well as the expansion of shelf space for existing products in our various product categories.

Our POS has been relatively good across the seasonal categories we serve. In the spectrum of “good, better and best” pricing we continue to see growth at the mid tier or “better” price points consistent with our $30 dollar or less average prices. As experienced last year, we believe that consumers will stay close to home in 2009 which bodes well for our in home entertaining products, back yard entertaining and outdoor experiences like camping and fishing. Consistent with the growth of seed companies, we also see the trend of consumers looking to save money, create a family event and benefit from home produced healthy food choices creating opportunities for our Ball® fresh preserving, home canning business.

In summary, while pleased with the SG&A and working capital improvements during Q1 and the opportunities this brings for the balance of the year, we are maintaining a conservative outlook, focusing on the appropriate balance on costs versus revenue while remaining focused on working capital improvement. In short we are continuing our philosophy of planning for the worst, while hoping for the best.

Martin.

Thank you, Jim.

On our February conference call and at the March Analyst and Investor day, I discussed in detail how our consistent, fiscal conservatism over the last eight years has left us in a good position to weather the current recessionary environment. I also stated that we were adjusting our goal for Jarden’s long term bank leverage ratio from 3.5x net debt to EBITDA to 3.0x to reflect the markets’ lower appetite for debt. While we anticipated achieving this goal within two years from free cash flow, Jarden has built part of its success by being opportunistic about when to access the capital markets. In particular, we are strong believers in going to the markets when we do not need the capital, but rather when we believe market conditions are favorable to a successful offering. To this end, we launched a bank amendment last week that, if entered into, allows us to issue Senior Unsecured Notes, as well as the flexibility to maintain a $100 million Revolving credit facility and purchase by way of a tender offer a portion of our Term B debt at market as opposed to par under certain circumstances.

As mentioned on our earnings call in February our $1.7 billion Term B facility matures in January 2012. Strategically we would like to reduce the size of outstanding debt under the Term B facility to approximately $1 billion prior to refinancing this debt, as we believe this will lead to the best execution given how market dynamics have changed in the Term B market over the last eighteen months. We may decide to access the Senior Unsecured Note market in the future and purchase by way of a tender offer up to $350 million of our Term B at less than par because this would accelerate achievement of two of our strategic goals. First, a lower net debt to EBITDA leverage ratio and second, pushing out the maturities on a portion of our senior debt to reduce the size of the Term B facility that matures in Q1 of 2012. The ability to extend $100 million of our existing Revolver to January 2012 lowers our need to maintain large cash balances on the balance sheet, while also helping us from a technical perspective with the issuance of letters of credit and entering into interest rate, foreign exchange or commodity derivative transactions. We believe that we will finalize the extension or renewal of $100 million of our Revolver over the next six months. Also, as mentioned on the last conference call, we continue to believe that we will renew our 364 day Securitization facility prior to its annual maturity in July 2009.

We believe that Jarden’s relatively strong operating performance in 2008 and our good start to 2009 have been overshadowed by macro-concerns that put the spotlight on the balance sheet rather than operating performance. We believe that the ability to tap the capital markets in the future is not only good for the company in the long term, but also alleviates certain concerns that may have existed on the balance sheet. This should allow the spotlight to refocus on our strong free cash flows and earnings momentum.

We have spent a lot of time over the last eighteen months articulating our diversified business model, the operating philosophy behind Jarden’s DNA and the strategy behind our focus on new product development and “category killer” brands. I will not reiterate these details now, but would encourage you to review our March 3, 2009 Analyst and Investor day presentation which is still available on our website. I would, however, like to touch on four key drivers for our success in 2009.

First and foremost we are continuing to win market share at retail. Over the last three years we have invested more in new product development, marketing, IT infrastructure and top management talent than at any point in the company’s history. Our philosophy was that we could drive category growth for our retailers on the back of a portfolio of authentic, well recognized brands that occupy market leading positions in most of the markets we serve. These investments paid off in 2008 and are continuing to pay dividends in 2009, as we are in a position to offer innovative and value-oriented products in market conditions that are looking for both of these features.

Second, we have made and continue to make proactive decisions to drive cost out of our businesses on a continuous basis. I covered some of the actions we have taken over the last six months to maintain a low cost infrastructure on previous calls, while reiterating that we have not meaningfully cut back on the life blood of our business, our new product development pipeline. We have a 3 year pipeline of innovative new products and brand extensions carrying out through 2012. Consistent with Jarden’s DNA, we are continuing to do more with less while simultaneously improving the business. This is the reality of the business world today, but one that plays to our entrepreneurial culture and favors market leading brands over the lesser players.

Third, we continue to focus on cash flow and balance sheet management and continue to believe that we will produce over $250 million of cash flow from operations (after capital expenditures) in 2009. In these challenging times, we believe that we need to match our strong operational performance with prudent balance sheet management and strong free cash flows. In a period when we are seeing a number of competitors (as well as retailers) go bankrupt, we believe there will be a continuing flight to quality within the consumer products sector.

Finally, we do not underestimate the challenges of the continuing tough recessionary environment. However, we do believe that whether it be in the second half of 2009 or at some point in 2010, we will see retailers start to increase inventory levels to levels that can better support their volume of sales. We believe that the ongoing disconnect between POS performance and reorders that has occurred over the last six months is brought on by retailer fears of being left with too much seasonal inventory…at some point the tide will turn when retailers want to maximize sales rather than only protect the balance sheet. When this happens it will give a positive push to consumer product companies, such as ours, that are in a position to take advantage of this restocking.

We are maintaining our focus on operational excellence and leveraging our unique collection of brands to outperform in the categories that we serve. Our management teams are making tough choices every day and their talent and commitment is reflected in the results we are discussing today. We look forward to reporting our progress to you during the year and I would now like to open the call up to any questions.